FREE WRITING PROSPECTUS Dated May 22, 2012	Filed Pursuant to Rule 433 Registration No. 333-163392 Registration No. 333-163392-14

$1.22+Bn Ally Auto Receivables Trust 2012-3 (ALLYA 2012-3)
Jt-Leads:	Citi (str), Barc, DB
Co-Mgrs:	Cr Ag/CS/Lloyds/PNC/SG

CL	SIZEMM	WAL	S&P/M	PWIN	E. FINAL	L.FINAL	BENCH	SPREAD	YIELD%	CPN	PRICE
A1	$306.00	0.31	A1+/P1	1-8	01/13	06/13	ILIB	-20	0.33903	0.33903	100.00
A2	$413.00	1.14	AAA/Aaa	8-21	02/14	01/15	EDSF	+12	0.705	0.7	99.99549
A3	$413.00	2.39	AAA/Aaa	21-39	08/15	08/16	ISWP	+17	0.853	0.85	99.99649
A4	$92.6	3.49	AAA/Aaa	39-44	01/16	02/17	ISWP	+24	1.063	1.06	99.99777
B	$55.63						NOT OFFERED
C	$26.18						NOT OFFERED

TICKER:	ALLYA 12-3
REGISTRATION:	Public
EXPECTED RATINGS:	S&P/Moodys
TRADE DATE:	May 22
SETTLE:	May 30
PXG SPEED:	1.1% ABS to 10% call
FIRST PAY:	June 15, 2012
ERISA ELIGIBLE:	Yes
BILL & DELIVER:	Citi

CUSIPS

A-1:   02005EAA8

A-2:   02005EAB6

A-3:   02005EAC4

A-4:   02005EAD2

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the issuer, the depositor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-877-858-5407.